Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KIWA BIO-TECH PRODUCTS GROUP CORPORATION

Kiwa Bio-Tech Products Group Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That pursuant to the unanimous written consent of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation to increase the number of shares of common stock authorized for issuance from 200,000,000 shares to 400,000,000 shares, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article thereof numbered “4” so that, as amended, said paragraph of such Article shall be read in its entirety as follows:

“The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that this Corporation is authorized to issue is Four Hundred Twenty Million (420,000,000) shares. Four Hundred Million (400,000,000) shares shall be Common Stock, par value $0.001 per share, and Twenty Million (20,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective immediately upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Wei Li, its President and Chief Executive Officer, this 9th day of January, 2009.

KIWA BIO-TECH PRODUCTS GROUP CORPORATION

By:	/s/ Wei Li Wei Li, President and Chief Executive Officer